CHANGE OF CONTROL AND GENERAL SEVERANCE AGREEMENT
This Change of Control and General Severance Agreement (this “Agreement”), dated November 26, 2025 (the “Effective Date”), is entered into by and between PetMed Express, Inc., a Florida corporation (the “Company”), and Douglas Krulik (the “Employee”).
W I T N E S S E T H
WHEREAS, The Employee currently serves as the Chief Accounting Officer and Interim Principal Financial Officer of the Company; and
WHEREAS, The Board of Directors of the Company (the “Board”) has determined that, in order to induce the Employee to continue to serve as a key employee of the Company, it is advisable and in the best interest of the Company and its shareholders to provide the Employee with certain compensation in the event the Employee’s employment with the Company is terminated under certain circumstances and to provide certain protections in the event of a change of control of the Company.
              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Company and the Employee agree as follows:
              Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in Annex A attached hereto, except where the context requires otherwise.
              Section 2. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue in effect until the termination of the Employee’s employment or upon mutual written agreement of the Employee and the Company. For the avoidance of doubt, the Employee’s and Company’s obligations hereunder that are intended to survive the Employee’s termination of employment shall nonetheless be enforceable.
              Section 3. At Will Employment; Reasons for Termination. The Employee’s employment shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason or no reason, the Employee shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as expressly provided in this Agreement or pursuant to the terms of any Applicable Benefit Plan.
              Section 4. General Benefits Upon Separation; Release.
    (a) Compensation. Notwithstanding anything to the contrary herein, upon the Employee’s termination of employment for any reason, the Employee (or his estate) shall be entitled to any and all compensation, benefits, awards and other payments that are legally required by any Applicable Benefit Plan, the COBRA Act, or other applicable law, after taking into account the agreements set forth herein.
    (b) No Payments Without Release. The Employee shall not be entitled to any of the compensation (other than Accrued Compensation), benefits or other payments provided herein in respect of the termination of his employment, unless and until he has provided to the Company a full release of claims in the form provided by the Company (the “Release”), which release shall be dated not earlier than the date of the termination of Employee’s employment, which release shall be provided to the Employee within 9 days of the Employee’s Date of Termination and executed within 30 days of the Employee’s Date of Termination; provided that any applicable Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., timing requirements will be set forth in the release.
              Section 5. Termination of Employment Due to Voluntary Resignation; Termination for Cause; Death; Long-Term Disability.
    (a) Voluntary Resignation or Termination for Cause. In the event of the Employee’s Voluntary Resignation or termination of his employment by the Company for Cause, the Employee shall not be entitled to any compensation, benefits, awards or other payments in connection with such termination of his employment, except as provided in Section 4(a) above. To terminate the Employee for Cause, the Company shall deliver to the Employee a written notice setting forth a summary of the material facts and/or circumstances that constitute Cause, in which event the termination will be effective as of the delivery of such notice.

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    (b) Death or Long-Term Disability. In the event of the Employee’s termination due to his death or Long-Term Disability, the Employee (or his estate or personal representative) shall be entitled to receive the amounts described in Section 4(a).  In the event of such a termination, the Employee shall not be treated as having incurred a COC Involuntary Termination or an Involuntary Termination and thus shall not be entitled to receive the severance benefits described herein.
    Section 6. Termination of Employment Following COC.
    (a) COC Involuntary Termination. In the event the Employee’s employment is terminated under circumstances constituting a COC Involuntary Termination, the Employee shall be entitled to receive:
    (i)  the Employee’s Accrued Compensation; and
    (ii) an amount equal to six (6) months of Employee’s Base Salary, net of applicable tax withholdings, payable in twelve (12) equal installments over a six-month period beginning on the first payroll date that occurs at least seven (7) days after timely execution and delivery by the Employee of the Release.
    (b) COC Involuntary Termination - Effect on RSUs and RSAs. If a COC Involuntary Termination of the Employee’s employment occurs, vesting of any and all unvested restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) granted to the Employee under the Company’s 2024 Omnibus Incentive Plan or under any other equity plan of the Company shall be accelerated so that all such unvested RSUs and RSAs then held by the Employee shall be fully vested immediately upon the COC Involuntary Termination.
Section 7. Termination of Employment Due to Involuntary Termination (Not in Connection with COC).
    (a) Involuntary Termination. In the event the Employee’s employment is terminated under circumstances constituting an Involuntary Termination (other than a COC Involuntary Termination), the Employee shall be entitled to receive:
    (i) within fifteen (15) calendar days after the Date of Termination, the Employee’s Accrued Compensation through the Date of Termination; and
    (ii) an amount equal to six (6) months of Employee’s Base Salary, net of applicable tax withholdings, payable in twelve (12) equal installments over a six-month period beginning on the first payroll date that occurs at least seven (7) days after timely execution and delivery by the Employee of the Release.
    (b) Effect on Options, Restricted Stock Units and Performance Stock Units. In the case of an Involuntary Termination other than a COC Involuntary Termination, any unvested RSUs and RSAs shall be forfeited on the Date of Termination unless provided otherwise in the plan or award agreement governing such RSUs or RSAs.
    Section 8. Successors.
    (a) This Agreement is personal to the Employee, and, without the prior written consent of the Company, shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.
    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
              Section 9. Miscellaneous.
    (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understanding, agreements, or representations by or among the parties, written or oral, to the extent they relate in any away to the subject matter hereof; provided, however, this Agreement shall have no effect on any confidentiality or restrictive covenant agreements or assignment of inventions agreements between the parties or on any legally required clawback policy of the Company’s. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal

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representatives. Any prior executive change of control severance agreement (if any) or severance agreement (if any) between the Company (or its affiliates) and the Employee shall be deemed terminated upon the signing of this Agreement.
    (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          if to the Employee, to the home address set forth in the Company’s human resources files;
 if to the Company:
    420 South Congress Avenue
    Delray Beach, Florida 33445
    Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
    (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
    (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or applicable local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
    (e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
    (f) The Company may discontinue making payments under Section 6(a)(ii) or Section 7(a)(ii) of this Agreement in the event of a material breach by the Employee of any agreement between the Employee and the Company or any policy of the Company, including without limitation any material breach of the Employee’s Non-Disclosure, Non-Solicitation, Non-Compete and Work for Hire Agreement with the Company.
    (g) This Agreement shall be governed by the laws of the State of Florida, without giving effect to any choice of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. All disputes arising under or related to this Agreement shall be resolved exclusively in the state or federal courts located in Palm Beach County, Florida.

[Signature Page Follows]
    IN WITNESS WHEREOF, the parties have executed this Change of Control and General Severance Agreement as of the Effective Date.

PETMED EXPRESS, INC. (the “Company”)

By:	/s/ Leslie CG Campbell

Leslie CG Campbell, Interim Chief Executive Officer and President

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DOUGLAS KRULIK (the “Employee”)

By:	/s/ Douglas Krulik

Douglas Krulik, individually

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ANNEX A
DEFINITIONS
    (a) “Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company during the period ending on the Date of Termination in accordance with the expense reimbursement policies of the Company, and (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law).
    (b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which shall include without limitation any subsidiary of the Company.
    (c) “Applicable Benefit Plan” means any written employee benefit plan in effect and in which the Employee participates or under which the Employee retains rights to benefits as of the time of the termination of his employment.
    (d) “Base Salary” means the Employee’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the termination of employment (disregarding any reduction in base salary that constitutes Good Reason) and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.
    (e) “Cause” means any of the following: (i) commission of a willful act of dishonesty in the course of the Employee’s duties or misappropriation of funds, theft, or embezzlement by the Employee of funds or property of Company or any Affiliate, (ii) engaging in conduct which in the reasonable determination of the Board constitutes a crime consisting of a felony, or conviction of the Employee, or the Employee’s plea of no contest to, any criminal act involving a felony or fraud, dishonesty or moral turpitude, (iii) the Employee’s engagement in dishonesty, illegal or disloyal conduct, personal misconduct, or willful or grossly negligent conduct, which is, in any such case, injurious to the interests, reputation or business of Company or its Affiliates as determined by the Board, (iv) Employee’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication during working hours, (v) frequent or extended, and unjustifiable, absenteeism, (vi) the Employee’s refusal or material failure to timely perform his duties and responsibilities or to timely carry out the lawful directives of Company or any Affiliates, or (vii) the Employee’s material non-compliance with the terms of this Agreement or any policy of Company or any Affiliate.
    (f) “Change of Control” shall have the meaning set forth in the PetMed Express, Inc. 2024 Omnibus Incentive Plan.
    (g) “COC Involuntary Termination” means the termination of the Employee’s employment with the Company at the time of or following a Change of Control before the end of the COC Period:
        (i) by the Company without Cause, or
        (ii) by the Employee for Good Reason.
    (h) “COC Period” means the twelve (12) month period beginning on the date on which a Change of Control occurs.
    (i) “Date of Termination” means (i) if the Employee’s employment is terminated for Cause, the date of receipt by the Employee of written notice from Board or the Chief Employee Officer that the Employee has been terminated, or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by the Company other than for Cause, death or Long-Term Disability, the date specified in the Company’s written notice to the Employee of such termination, (iii) if the Employee’s employment is terminated by reason of the Employee’s death or Long-Term Disability, the date of such death or the effective date of such Long-Term Disability, and (iv) if the Employee’s employment is terminated by Employee’s resignation that constitutes Good Reason under this Agreement, the date of the Company’s receipt of the Employee’s notice of termination or any later date specified therein, which date shall not exceed thirty (30) days from the date notice is given.
    (j) “Good Reason” means any of the following that occurs during the COC Period:

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        (i) without the Employee’s express written consent a material reduction in the Employee’s duties, level of responsibility, authority as the Company’s principal accounting officer, provided, however, that the Company’s employment of a new principal financial officer (and the Employee’s cessation as the Company’s Interim Principal Financial Officer), as well as the change in the Employee’s reporting lines such that he will report to the new principal financial officer, shall not be deemed to be “Good Reason” hereunder; or
        (ii) a material reduction in the Employee’s Base Salary, without the Employee’s express written consent, other than pursuant to a Company-wide reduction of base salaries and/or bonuses.
Notwithstanding the foregoing, the Employee will not be considered to have terminated for Good Reason unless (A) the Employee provides written notice to the Company of the circumstance(s) constituting the Good Reason event within 30 days following the initial existence of such event, (B) the Company fails to cure the Good Reason event within 30 days following its receipt of such notice, and (C) the Employee provides written notice to the Company of his Date of Termination.
    (k) “Involuntary Termination” means the termination of Employee’s employment with the Company at any time without Cause.
    (l) “Long-Term Disability” means a determination made by the Company in good faith that that due to a mental or physical condition, the Employee has been unable and failed to substantially render his employment duties to the Company for a period of at least (x) 180 days out of any consecutive 360 days or (y) 90 consecutive days.
    (m) “Voluntary Resignation” means the termination of the Employee’s employment upon his voluntary resignation, which includes retirement. If the Employee terminates his employment for Good Reason, such termination shall not be treated as a Voluntary Resignation.

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